                                                                   Exhibit 10.19




                                     LEASE

                                    Between

                                7655 CORPORATION

                                      and

                           SIMON PROPERTY GROUP, L.P.

                                 INDEX OF LEASE

                                    Between

                                7655 CORPORATION

                                      and

                           SIMON PROPERTY GROUP, L.P.

Article/Heading                                                      Page
---------------                                                      ----

ARTICLE I - Basic Lease Information                                     1

ARTICLE II - Definition of Terms                                        2

ARTICLE III - Premises                                                  3

ARTICLE IV - Term of Lease                                              3

ARTICLE V - Minimum Rent                                                3

ARTICLE VI - Condition of Premises                                      4

ARTICLE VII - Use of Premises                                           4

ARTICLE VIII - Alterations                                              7

ARTICLE IX - Maintenance of Premises, Indemnification and Insurance     7

ARTICLE X - Common Areas                                               11

ARTICLE XI - Mechanic's Lien or Claims                                 12

ARTICLE XII - Destruction and Restoration                              12

ARTICLE XIII - Property in Premises                                    13

ARTICLE XIV - Access to Premises                                       13

ARTICLE XV - Surrender of Premises                                     13

ARTICLE XVI - Utilities                                                14

ARTICLE XVII - Assignment and Subletting                               14

ARTICLE XVIII - Eminent Domain                                         15

ARTICLE XIX - Default by Tenant                                        16

ARTICLE XX - Default by Landlord                                       20

ARTICLE XXI - Estoppel Certificate, Attornment and Subordination       20

ARTICLE XXII - Holding Over                                            21

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ARTICLE XXIII - Quiet Enjoyment                                        22

ARTICLE XXIV - Reimbursement                                           22

ARTICLE XXV - Changes and Additions to Landlord's Parcel               22

ARTICLE XXVI - Notices                                                 23

ARTICLE XXVII - Brokerage                                              23

ARTICLE XXVIII - General Provisions                                    23

ARTICLE XXIX - Warranty and Authority                                  24

ARTICLE  XXX.- Master Lease Termination Agreement                      24

ARTICLE XXXI - Complete Agreement                                      25

                                     LEASE


THIS LEASE, made and entered into by and between 7655 Corporation, ("Landlord"), and Simon Property Group, L.P., ("Tenant"), as of the 1st day of January, 1999 ("Effective Date").

                                  WITNESSETH:

IN CONSIDERATION of the payments of rents and other charges provided for herein and the covenants and conditions hereinafter set forth, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE I  Basic Lease Information

     1.1. This Article I is an integral part of this Lease and all of the terms hereof are incorporated into this Lease in all respects. In addition to the other provisions which are elsewhere defined in this Lease, the following, whenever used in this Lease, shall have the meanings set forth in this Section 1.1:

         1.1.1. Building: Southwoods Executive Centre, 100 DeBartolo Place, situated in the Township of Boardman, County of Mahoning, State of Ohio .

         1.1.2. Premises: Approximately seven thousand ninety-two (7,092) square feet of Floor Area (irregular in shape) on the ground floor and approximately thirty- three thousand six hundred eighteen (33,618) square feet of Floor Area (irregular in shape) on the first floor of the Building, located approximately as delineated in red on Exhibit "A" hereto (Article III).

         1.1.3. Office Space: A portion of the Premises consisting of approximately three thousand six hundred sixty-seven (3,667) square feet of Floor Area (irregular in shape) on the ground floor and approximately thirty-three thousand (33,000) square feet of Floor Area (irregular in shape) on the first floor of the Building, located approximately as delineated in yellow on Exhibit "A" hereto (Article III).

         1.1.4. Storage Space: A portion of the Premises consisting of approximately three thousand four hundred twenty-five (3,425) square feet of Floor Area (irregular in shape) on the ground floor, located approximately as delineated in green on Exhibit "A" hereto (Article III).

         1.1.5. Initial Term: Three (3) Lease Years following the Effective Date (Article IV).

         1.1.6. Renewal Terms: Two (2) consecutive periods of two (2) Lease Years each (Article IV).

         1.1.7. Term: The Initial Term, together with the Option Term(s), if exercised (Article IV).

         1.1.8.   Minimum Rent:

                  --------------------------------------------------------------
                  Term                          Annual Minimum Rent
                  --------------------------------------------------------------
                  Initial Term    Eleven and 50/100 Dollars ($11.50) per square
                                  foot of Floor Area within the Office Space and
                                  Five and no/100 Dollars ($5.00) per square
                                  foot of Floor Area within the Storage Space
                  --------------------------------------------------------------

--------------------------------------------------------------------------------

                  --------------------------------------------------------------
                  First Renewal Term     Twelve and 50/100 Dollars ($12.50) per
                                         square foot of Floor Area and Five and
                                         no/100 Dollars ($5.00) per square foot
                                         of Floor Area within the Storage Space
                  --------------------------------------------------------------
                                                                  (Article V).

         1.1.9. Permitted Use: The Premises shall be occupied and used for the purpose of general office purposes and for no other purpose (Article VIII).

         1.1.10.  Notice Address:

                  (i) Landlord: 7620 Market Street, Post Office Box 9128, Youngstown, Ohio 44513-9128;

                  (ii) Tenant: 115 West Washington Street, Indianapolis IN 46204 (Article XXVII).

     1.2. Reference to Articles and Exhibits appearing in Section 1.1 are intended to designate some of the other places in this Lease where additional provisions applicable to the particular Lease provision appear. These references are for convenience only and shall not be deemed all inclusive. Each reference in this Lease to any of the Lease provisions contained in Section 1.1 shall be construed to incorporate all of the terms provided for under such provisions and such provisions shall be read in conjunction with all other provisions of this Lease applicable thereto. If there is any conflict between any of the Lease provisions set forth in Section 1.1 and any other provisions of this Lease, the latter shall control.

ARTICLE II  Definition of Terms

     2.1. "Lease Year" shall mean each twelve (12) month period beginning with the Effective Date, and each anniversary thereof. "Partial Lease Year" shall mean any period of less than twelve (12) full calendar months.

     2.2. "Floor Area" shall mean the "usable area" as such term is defined in the American National Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 -- 1989, approved June 21, 1989, by American National Standards Institute, Inc. and commonly known as the "BOMA Standard."

     2.3. "Landlord's Parcel" shall mean that portion (or portions) of the land delineated in red on Exhibit "B-1" hereto and more particularly described in Exhibit "B-2" hereto and the buildings and other improvements thereon which at any time in question Landlord owns or which Landlord leases as tenant under a sale leaseback or under a ground lease or sublease.

     2.4. "Common Areas" shall mean all areas, facilities and improvements provided from time to time for the general common use or benefit of the tenants and other occupants, their officers, agents, employees, invitees and customers, including, without limitation, all parking areas, roadways, pedestrian sidewalks, truckways, access roads, driveways, ramps, loading docks, delivery areas, parking lots and garages, courts, service corridors, hallways, roofs, concourses, landscaped and vacant areas, elevators and escalators and stairs not contained in leased areas, retaining walls, drinking fountains, public restrooms and comfort stations, lounges, first aid stations, directory equipment, information facilities, public meeting rooms, auditoriums, maintenance rooms, Building management office rooms, lighting facilities, storm and sanitary sewer systems, utility lines, and water filtration and treatment facilities, including, but not limited to, disposal plants and lift stations and retention ponds or basins, located within Landlord's Parcel.

ARTICLE III  Premises

     Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Premises. The Premises consist of both the Office Space and the Storage Space. Nothing herein shall be deemed to distinguish the rights and obligations of Landlord and Tenant between the Office Space and the Storage Space, the sole reason for the distinction between such portions of the Premises being the difference in applicable rate of Minimum Rent as provided in Section 5.2. The Premises shall be deemed not to include either the land lying thereunder or the exterior walls or roof of the Building.

ARTICLE IV  Term of Lease

     4.1. TO HAVE AND TO HOLD for a term to commence as of the Effective Date and ending after the expiration of three (3) Lease Years set forth in Article I, unless extended as provided in Section 4.2 hereof, or sooner terminated as herein provided. Upon the request of either party, the parties hereto shall join in the execution of an agreement stipulating the expiration date of the Initial Term.

     4.2. Provided no Event of Default has occurred with respect to Tenant and is then continuing, Tenant may extend the Term for one (1) consecutive term (the "First Renewal Term")of two (2) Lease Years by giving notice of its intention to do so to Landlord. Provided no Event of Default has occurred with respect to Tenant and is then continuing, and Tenant elects to extend the Term for the First Renewal Term as aforesaid, then Tenant may further extend the Term for one
(1) further consecutive term (the "Second Renewal Term")of two (2) Lease Years by giving an additional notice of its intention to do so to Landlord. Any such notice of extension must be given by Tenant and received by Landlord at least one (1) year prior to the expiration of the Initial Term, and, if Tenant elects to extend the Term as aforesaid, at least one (1) year prior to the expiration of this Lease as extended, the timeliness of such receipt being the essence of this Article. Said renewal(s) shall be upon all the terms and provisions of this Lease except that no further renewals or options shall be included, and the Minimum Rent for the Renewal Period(s) shall be as provided in Section 5.2.

ARTICLE V  Minimum Rent

     5.1. Tenant shall pay to Landlord from and after the Effective Date the Minimum Rent in equal monthly installments, all in advance, on the first day of every calendar month during the Term. If the Effective Date should occur on a day other than the first day of the month or if the Term ends on a day other than the last day of the month, Tenant shall pay Minimum Rent and all items of additional rent prorated based upon the number of rental days in such fractional month over the number of days contained in such month.

     5.2. During the Initial Term and the First Renewal Term, Tenant shall pay Minimum Rent at the annual minimum rent rates set forth in Section 1.1, as provided in Section 5.1. If Tenant elects to extend the Term for the Second Renewal Term, Tenant shall pay Minimum Rent during the Second Renewal Term equal to the Market Rent. The term "Market Rent" means the amount of rent that would be charged for comparable premises with comparable levels of finish in a suburban location in the Youngstown, Ohio metropolitan area, assuming a lease containing terms and conditions (other than Minimum Rent) comparable to this Lease. Promptly after delivery of Tenant's notice, Landlord and Tenant shall seek to agree upon the Market Rent. If Landlord and Tenant are unable to reach agreement upon the Market Rent within sixty (60) days after delivery of Tenant's notice, either Landlord or Tenant may institute the appraisal procedure set forth herein by notice to the other party. In the event the parties are unable to mutually agree upon the Market Rent within thirty (30) days of the date the appraisal procedure of this Section 5.2 is instituted as provided in this Agreement, they shall each select one (1) appraiser to determine the Market Rent. Each appraiser so selected shall furnish Landlord and Tenant with a written appraisal within thirty (30) days of his or her selection, setting forth his or her determination of Market Rent. If only one appraisal is submitted within the requisite time period, the determination of the Market Rent pursuant to such appraisal shall be final and binding on Landlord and Tenant. If both appraisals are submitted within such time period, and if the two appraisals so submitted differ by less than ten percent (10%) of the lower of the two, the average of the two (2) shall be the determination of fair market value and shall be final and binding on Landlord and Tenant. If the two appraisals differ by more than ten percent (10%) of the lower of the two (2), then the two (2) appraisers shall immediately select a third appraiser who shall within thirty (30) days after his or her selection make a determination of the Market Rent and submit such determination to Landlord and Tenant. The third appraisal will then be averaged with the closer of the two (2) previous appraisals and the result shall be the determination of fair market value and shall be final and binding on Landlord and Tenant, unless the first two (2) appraisals differ from the third appraisal by the same amount, in which case the first two (2) appraisals shall be disregarded and the determination of the fair market value pursuant to the third appraisal shall be final and binding on Landlord and Tenant. All appraisers appointed pursuant to this Section 5.2 shall be professional commercial real estate appraisers, experienced in the appraisal of office properties in the northeast Ohio region. The cost of each appraiser shall be borne by equally by Landlord and Tenant.

     5.3. At any time during the Initial Term, either Landlord or Tenant may elect to cause a licensed engineering or architectural firm measure and calculate the Floor Area contained within the Premises, the Office Space and the Storage Space. Such engineering or architectural firm shall certify its measurements and calculations to Landlord and Tenant. Unless and until such determination is made, the Floor Area of the Premises shall be deemed to be forty thousand (40,000) square feet, the Floor Area of the Office Space shall be deemed to be thirty-six thousand six hundred sixty-seven (36,667) square feet, and the Floor Area of the Storage Space shall be deemed to be three thousand four hundred twenty-five (3,425) square feet.

     5.4. If Tenant shall fail to pay any installment of Minimum Rent or any item of additional rent within ten (10) days after the date the same become due and payable, then Tenant shall pay to Landlord a late payment service charge ("Late Charge") covering administrative and overhead expenses equal to the greater of (a) Two Hundred Fifty and 00/100 Dollars ($250.00), or (b) five cents
(5) per each dollar so overdue. The provision herein for the payment of the Late Charge shall not be construed to extend the date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligation to pay all such sums at the time or times herein stipulated.

     5.5. All sums, other than Minimum Rent, payable under any provisions of this Lease shall be deemed additional rent, and upon failure of Tenant to pay any such sum, Landlord shall be entitled to exercise any and all rights and remedies contained herein or at law for the failure to pay Minimum Rent.

ARTICLE VI  Condition of Premises

     Tenant has inspected the Premises prior to executing this Lease and accepts the Premises on an "as is," "where is" basis and with all faults, and Tenant expressly acknowledges that, in consideration of the agreements of Landlord herein, except as otherwise specified herein, Landlord makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, merchantability, tenantability or fitness for a particular purpose, in respect of the Premises, the Building or Landlord's Parcel. Tenant waives and releases any claim that Tenant or any of its successors, assigns, or tenants may have against Landlord now or in the future arising from or relating to any condition, including any environmental condition, within the Premises or Building or on Landlord's Parcel.

ARTICLE VII  Use of Premises

     7.1. Tenant represents, warrants and covenants as follows:

          7.1.1. The Premises shall be occupied and used only for the Permitted Use.

          7.1.2. Throughout the Term, Tenant shall operate its business at the Premises in a respectable, reputable, tasteful, competent and dignified manner in a manner consistent with Tenant's prior conduct.

          7.1.3. Landlord is executing this Lease in reliance upon the covenants contained in this Section 7.1 and such covenants are a material element of the consideration inducing Landlord to enter into and execute this Lease.

Nothing in this Lease shall be construed as creating an obligation for Tenant to continuously occupy all or any portion of the Premises. If Tenant ceases occupying any material portion of the Premises, Tenant shall notify Landlord and shall secure such portion against intrusion by unauthorized personnel.

          7.2. Tenant shall abide by all reasonable rules and regulations established by Landlord, from time to time, with respect to the use and care of the Premises and Landlord's Parcel, including the Building and all Common Areas, and shall:

          7.2.1. Conduct no auction, fire or bankruptcy sales or similar practices.

          7.2.2. Not in any way obstruct the hallways within or sidewalks adjacent to the Building and store all trash and refuse in appropriate containers within the Premises. Tenant shall not burn any trash or rubbish in or about the Premises or anywhere else within the confines of the Landlord's Parcel.

          7.2.3. Load or unload all supplies, fixtures, equipment and furniture only through the entrances designated by Landlord for such activities. Tenant shall not permit trailers or trucks servicing the Premises to remain parked on Landlord's Parcel beyond those periods necessary to service Tenant's operations.

          7.2.4. Not permit any rubbish or refuse of any nature emanating from the Premises to accumulate; and not permit the plumbing facilities within or servicing the Premises to be used for any purposes other than that for which they were constructed, and no foreign substances of any kind shall be thrown therein.

          7.2.5. Not solicit business in Common Areas or distribute any handbills or other advertising matter in the Common Areas.

          7.2.6. Prevent the Premises from being used in any way which may be a nuisance, annoyance, inconvenience or damage to the other tenants or occupants of the Building, including, without limiting the generality of the foregoing, the operation of any instrument or apparatus or equipment or the emission of an odor discernible outside of the Premises and which may be deemed offensive in nature or noise by the playing of any musical instrument or radio or television or the use of a microphone, loudspeaker, electrical equipment or other equipment which may be heard outside of the Premises. Landlord acknowledges that (i) odors from coffee makers and occasional cooking odors from the operation of the limited kitchen facility Tenant has constructed within the Premises; and (ii) customary ammonia odors from the normal operation of the blueprint machines installed by Tenant shall not be deemed to be a violation of the preceding provision.

          7.2.7. Not use, occupy, suffer or permit the Premises or any part thereof to be used or occupied for any purpose which may be contrary to law or to the rules or regulations of any public authority or which may be prohibited by or violate any of Landlord's insurance policies or the rules or regulations of the Fire Insurance Rating Organization having jurisdiction or any similar body of which Tenant has actual knowledge, or which will increase any insurance rates and premiums on the Premises, the Building or any other buildings or improvements on Landlord's Parcel.

          7.2.8. Promptly comply with all present and future laws, regulations or rules of any county, state, federal and other governmental authority and any bureau and department thereof, and of the National Board of Fire Underwriters or any other body exercising similar function which may be applicable to the Premises and Tenant's specific use thereof, subject to the supervision of Landlord, excluding the making of any required changes to structural and other components of the Building which are Landlord's obligation to maintain hereunder. If Tenant shall install any electrical equipment that overloads the lines in the Premises, Tenant shall make whatever changes are necessary to comply with the requirements of the insurance underwriters and governmental authorities having jurisdiction thereover.

          7.2.9. Not specify or use or permit its architect, contractors, subcontractors or any parties performing any work on behalf of Tenant to specify or use any materials known, at the time of such work, to contain any hazardous substance or explosive, carcinogenic or otherwise environmentally impacting materials, other than those that are usual and customary in connection with the construction of any alterations, improvements or additions, the plans and specifications of which have been approved by Landlord (which approval shall be not unreasonably withheld or delayed) and provided, that the use, storage, transportation, handling and disposal of such substances shall at all times be in accordance with all applicable federal, state, and local laws, statutes, ordinances, rules and regulations. Upon completion of such work, Tenant, its architect, contractor, subcontractor or other performing party, as the case may be, shall deliver to Landlord or Landlord's designee a certification stating that no, hazardous substance or explosive, carcinogenic or otherwise environmentally impacting materials have been specified or used in such work except as permitted herein. Tenant shall obligate its architect, contractor, subcontractor or other performing party to provide such certification.

          7.2.10. Not store, handle, use, sell, generate or release either directly or indirectly on the Premises or elsewhere on Landlord's Parcel, any hazardous substances. The term "hazardous substances" shall mean any hazardous or toxic substances, materials or wastes regulated under any federal, state or local statute, ordinance, rule, regulation or other law now or hereafter in effect pertaining to environmental protection, contamination, remediation or worker safety, including, without limitation, any substance, waste or material, which now or hereafter (i) is listed by the United States Department of Transportation or by the Environmental Protection Agency as a "hazardous substance"; (ii) is designated as a "hazardous substance" under or pursuant to the Federal Water Pollution Control Act, as amended; (iii) is defined as a "hazardous waste" under or pursuant to the Resource Conservation and Recovery Act, as amended; (iv) is defined as a "hazardous substance" under or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended; or (v) is similarly designated or defined under or pursuant to the Superfund Amendments and Reauthorization Act and all other federal, state and local laws relating in any way to the protection of the environment. Upon notice to Tenant, Landlord may conduct an environmental audit or similar related procedure of the Premises. Notwithstanding the foregoing provisions, Tenant will be using lubricants and cleaners, as well as other items which are usual and customary in Tenant's type of business, but not in any quantity greater than that which would be found in a similar type business, which may be deemed hazardous substances under the above definition. Landlord consents to the presence and use of the same on the Premises; provided, however, that the use, storage, transportation, handling and disposal of such substances by Tenant shall at all times be in accordance with all applicable federal, state, and local laws, statutes, ordinances, rules and regulations.

     Landlord acknowledges that, as of the Effective Date and to the actual knowledge of Landlord, Tenant's occupancy of the Premises for the Permitted Use does not violate the provisions of this Article VII.

     7.3. If Tenant fails to keep or perform any covenant or term included in
Section 7.3 or violates any such covenant or term, and if Tenant fails to cure such failure or violation promptly upon receipt of notice from Landlord and with all due diligence, Landlord may, in addition to any and all other remedies Landlord may have under this Lease or at law or in equity, cure or prosecute the curing of such failure or violation and all third party expenses in connection with such cure or prosecution of such cure of such failure or violation, including without limitation legal fees, shall be paid by Tenant with the next installment of Minimum Rent due under this Lease.

ARTICLE VIII  Alterations

     Tenant shall not make any alterations, improvements or additions of any kind or nature to the Premises or any part thereof which affect the structural components, mechanical, electrical or HVAC components or the roof of the Building except with the prior approval of Landlord, which approval shall be in Landlord's sole discretion. Tenant may make material alterations, improvements or additions to the Premises or any part thereof which do not affect the structural components, mechanical, electrical or HVAC components or the roof of the Building, provided Tenant has received the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant may make alterations, improvements or additions to the Premises or any part thereof which are not material and do not affect the structural components, mechanical, electrical or HVAC components or the roof of the Building, without prior approval of Landlord. All alterations, improvements and additions to the Premises shall be made in accordance with the plans and specifications prepared by Tenant and approved by Landlord and in accordance with all applicable building codes. The approval by Landlord of the plans and specifications shall not constitute the assumption of any liability on the part of Landlord for their compliance or conformity with applicable building codes and the requirements of this Lease or for their accuracy, and Tenant shall be solely responsible for such plans and specifications. Such alterations, improvements and additions to the Premises shall be done in a good workmanlike manner using first-quality materials and shall at once when made or installed be deemed to have attached to the fee and to have become the property of Landlord (excluding all of Tenant's furniture, fixtures and equipment, regardless of the method of installation in the Premises) and shall remain for the benefit of Landlord at the end of the Term, or other expiration of this Lease, in as good order and condition as they were when installed, reasonable wear and tear excepted. Tenant shall require its contractor and subcontractors to furnish Landlord Certificates of Insurance evidencing insurance coverages with the limits as specified and referenced in Exhibit "C".

ARTICLE IX  Maintenance of Premises, Indemnification and Insurance

     9.1. Provided no Event of Default has occurred and is continuing, Landlord shall furnish Tenant with the services listed below during business hours.

          9.1.1.    Elevator and escalator service.

          9.1.2. Electric facilities for lighting and small standard business machines as currently available in the Premises. Landlord will furnish the original installation of lamps or bulbs. Replacement of lamps or bulbs, ballasts and starters shall be at Tenant's expense.

          9.1.3. Heating, ventilating and air conditioning, electric, water, and sewer services as currently available in the Premises.

          9.1.4. Cleaning, janitorial and window washing services standard for the Premises and Building's Common Areas, Monday through Friday, inclusive but excluding New Years Day, Memorial Day, the Fourth of July, Labor Day, Thanksgiving Day, and Christmas Day.

The term "business hours" as used herein shall mean Monday through Friday, inclusive, from 8:00 A.M. to 6:00 P.M. and from 9:00 A.M. to 2:00 P.M. on Saturday, but excluding New Years Day, Memorial Day, the Fourth of July, Labor Day, Thanksgiving Day, and Christmas Day. Tenant shall have access to the Premises on all days of the year and all hours per day. If Tenant chooses to operate areas of the Premises, other than its computer area, beyond the stated business hours, Tenant may notify Landlord at least twenty-four (24) hours in advance and Landlord shall provide the aforesaid services to such areas of the Premises and Tenant will pay monthly, as billed, the sum of One Hundred Dollars ($100.00) per hour for such services. Provision of services at other times shall be at Landlord's option and when so provided shall never be deemed a continuing obligation of Landlord. Any new or additional electrical, plumbing or other facilities required to service equipment installed by Tenant and all changes in existing electrical, plumbing, mechanical and other facilities required by Tenant (if permitted) shall be installed, furnished or made at Tenant's expense in accordance with Article VIII. Landlord, while not warranting that any of the above services will be free from interruptions or suspensions caused by repairs, renewals, improvements, alterations, strikes, lockouts, accidents, inability of Landlord to procure such service or to obtain fuel or supplies, or for other cause or causes beyond Landlord's reasonable control, will nevertheless diligently attempt to make such repairs or renewals to Building distribution lines and facilities as may be required to restore any such service so interrupted or suspended, and shall do so in a manner calculated to minimize, to the extent commercially practicable, any interference with or interruption in Tenant's use and occupancy of the Premises in accordance with this Lease. An interruption or suspension of, or fluctuation in, any service resulting aforesaid cause or causes shall not be construed as an eviction or disturbance of possession or as an election by Landlord to terminate this Lease, nor shall Landlord be in any way responsible or liable for damages, nor shall Tenant be relieved from the performance of Tenant's obligations under this Lease. Notwithstanding the foregoing, if an interruption or suspension of, or fluctuation in, any service resulting from the aforesaid cause or causes shall render the Premises untenantable for a period of forty-eight (48) hours the Minimum Rent hereunder shall be abated until such service is resumed.

     9.2. Except for those items which Landlord is expressly obligated to maintain or repair hereunder, Tenant shall keep and maintain in good order, condition and repair the Premises and every part thereof and the fixtures and improvements therein. If Tenant refuses or neglects to commence or complete any of the obligations above set forth promptly and with reasonable diligence following receipt of notice from Landlord describing the nature of such failure, Landlord may, but shall not be required to, make or complete said maintenance or repairs and Tenant shall pay the reasonable cost thereof to Landlord upon demand as additional rent.

     9.3. Tenant represents, warrants and covenants as follows:

          9.3.1. Tenant shall protect, defend, indemnify, save and hold harmless Landlord and any fee owner or ground or underlying landlords of Landlord's Parcel, or of the Building, against and from any and all claims, liabilities, demands, fines, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by, or in favor of, anyone whomsoever, and against and from any and all costs, damages and expenses, including reasonable attorneys' fees, resulting from, or in connection with, loss of life, bodily or personal injury or property damage arising, directly or indirectly, out of, or from, or on account of: (i) any accident or other occurrence in, upon, at or from the Premises, or occasioned in whole or in part through the use and occupancy of the Premises or any improvements therein or appurtenances thereto, including, without limitation, the negligence of Landlord (but excluding the gross negligence or willful misconduct of Landlord), or by any act or omission of Tenant or any subtenant, concessionaire or licensee of Tenant, or their respective employees, agents, contractors or invitees in, upon, at or from the Premises or its appurtenances or any Common Areas; or (ii) any action of Landlord or Landlord's agents or employees which is taken in reliance upon any act, omission or statement of Tenant or any subtenant, concessionaire or licensee of Tenant, or their respective employees, agents or contractors.

          9.3.2. Tenant, and all those claiming by, through and under Tenant, shall store their property in and shall occupy and use the Premises and any improvements therein and appurtenances thereto, and all other portions of the Landlord's Parcel, solely at their own risk, and except as set forth in Section
                    9.7 below, Tenant, and all those claiming by, through or under Tenant, hereby release Landlord, to the full extent permitted by law, from all claims of every kind, including loss of life, personal or bodily injury, damage to merchandise, equipment, fixtures or other property, or damage to business or for business interruption, arising, directly or indirectly, out of, or from, or on account of, such occupancy and use, including, without limitation, the negligence of Landlord, or resulting from any present or future condition or state of repair thereof. The foregoing sentence shall not be construed to exculpate Landlord from liability for the failure to perform its contractual obligations under this Lease.

          9.3.3. Landlord shall not be responsible or liable at any time to Tenant, or to those claiming by, through or under Tenant, for any loss of life, bodily or personal injury, or damage to property or business, or for business interruption, that may be occasioned by any failure by any tenants or occupants of Landlord's Parcel to comply with any of the terms of their leases or agreements or that may be occasioned by or through the acts, omissions or negligence of any other persons, or any other tenants or occupants of Landlord's Parcel; and Tenant hereby expressly waives any claim for such damages against Landlord.

          9.3.4. Landlord shall not be responsible or liable at any time for any defects, latent or otherwise, in any buildings or improvements in Landlord's Parcel or any of the equipment, machinery, utilities, appliances or apparatus therein, nor shall Landlord be responsible or liable at any time for loss of life, or injury or damage to any person or to any property or business of Tenant, or those claiming by, through or under Tenant, caused by, or resulting from, the bursting, breaking, leaking, running, seeping, overflowing or backing up of water, steam, gas, sewage, snow or ice in any part of the Premises or caused by, or resulting from, acts of God or the element, or resulting from any defect or negligence in the occupancy, construction, operation or use of any buildings or improvements in Landlord's Parcel, including the Premises, or any of the equipment, fixtures, machinery, appliances or apparatus therein. The foregoing sentence shall not be construed to exculpate Landlord from liability for the failure to perform its contractual obligations under this Lease.

          9.3.5. Tenant shall give prompt notice to Landlord in case of fire or other casualty or accidents in the Premises, or in the building of which the Premises forms a part, or of any defects therein or in any of Landlord's fixtures, machinery or equipment.


     9.4. Landlord shall procure and continue in force from and after the earlier to occur of the date Landlord delivers possession of the Premises to Tenant, or the date Tenant enters upon the Premises, and throughout the Term:
(a) Workers Compensation coverage as required by the state of Ohio and Employers Liability coverage with a limit of not less than One Million Dollars ($1,000,000) per accident and per employee; (b) Commercial General Liability Insurance on an Occurrence form including Products/Completed Operations, Personal/Advertising Injury and Fire Damage Liability coverages, with a limit of not less than One Million Dollars ($1,000,000) per occurrence; (c) Umbrella or Excess insurance in an amount of not less than Five Million Dollars ($5,000,000); (d) Property insurance with Special Causes of Loss (All Risk) form in an amount to cover the full replacement value of the Building; and (e) property insurance with Special Causes of Loss (All Risk) form in an amount to cover the full replacement value of the fixtures, furnishings, wallcoverings, carpeting, drapes, equipment and all other items of personal property of Landlord located on or within the Landlord's Parcel and the Building. The policies required under the preceding clauses (b) and (c) shall name Tenant as an additional insured. All such insurance policies shall contain the following endorsements: (a) that such insurance may not be canceled or amended with respect to Tenant except upon thirty (30) days prior notice from the insurance company to Tenant; (b) that Landlord shall be solely responsible for the payment of all premiums under such policy and that Tenant shall have no obligation for the payment thereof; and (c) a waiver of subrogation as required in Section 12.4.

     9.5. Tenant shall procure and continue in force from and after the earlier to occur of the date Landlord delivers possession of the Premises to Tenant, or the date Tenant enters upon the Premises, and throughout the Term: (a) Workers Compensation coverage as required by the state in which the Premises is located and Employers Liability coverage with a limit of not less than One Million Dollars ($1,000,000) per accident and per employee; (b) Commercial General Liability Insurance on an Occurrence form including Products/Completed Operations, Personal/Advertising Injury and Fire Damage Liability coverages, with a limit of not less than One Million Dollars ($1,000,000) per occurrence;
(c) Umbrella or Excess insurance in an amount of not less than Five Million Dollars ($5,000,000); (d) Property insurance with Special Causes of Loss (All
Risk) form in an amount to cover the full replacement value of all improvements provided by Tenant and the full replacement value of Tenant's trade fixtures, furnishings, wallcoverings, carpeting, drapes, equipment and all other items of personal property of Tenant located on or within the Premises.

     9.6. All insurance policies required under (i) clause (a) of Section 9.5, as it relates to Employers Liability insurance, (ii) clauses (b) and (c) of
Section 9.5 and (iii) Exhibit "C" shall name Landlord, Landlord's property manager and Landlord's designee(s) as additional insureds, and shall be considered primary insurance applying without the contribution of any other insurance which may be available to Landlord, Landlord's property manager or Landlord's designee(s). All insurance policies required under clauses (d) and
(e) of Section 9.5 shall be issued in the names and for the benefit of Landlord, Landlord's property manager, Landlord's designee(s) and Tenant. All insurance policies shall be issued by one or more insurance companies rated A VI or better by the A.M. Best Co. and licensed to do business in the state of Ohio. At Tenant's option, such insurance may be carried under a blanket policy covering the Premises and any other of Tenant's properties provided the provisions of such blanket policy comply with the terms of this Lease and coverage with respect to the Premises is as provided in Section 9.5. The Commercial General liability insurance shall specifically insure Tenant's liability under Section
9.3 hereof. All insurance policies required under Section 9.5 shall contain the following endorsements: (a) that such insurance may not be canceled or amended with respect to Landlord, Landlord's property manager and Landlord's designee(s) except upon thirty (30) days prior notice from the insurance company to Landlord; (b) that Tenant shall be solely responsible for the payment of all premiums under such policy and that Landlord shall have no obligation for the payment thereof; and (c) a waiver of subrogation as required in Section 12.4. In the event of payment of any loss covered by any property damage policy, Landlord shall be paid first by the insurance company for its loss. Tenant shall deliver to Landlord, original Certificates of Insurance evidencing insurance policies required under Section 9.5 and endorsements required by Section 9.6 within ten
(10) days of the inception of such policies and endorsements. At least ten (10) days prior to the expiration of any such policies and endorsements, Tenant shall deliver to Landlord original Certificates of Insurance evidencing the renewal of such policies and endorsements. The minimum limits of any insurance coverage to be maintained by Tenant hereunder shall not limit Tenant's liability under
Section 9.3 or elsewhere in this Lease.

     9.7. Landlord shall protect, defend, indemnify, save and hold harmless Tenant against and from any and all claims, liabilities, demands, fines, suits, actions, proceedings, orders, decrees and judgments of any kind or nature by, or in favor of, anyone whomsoever, and against and from any and all costs, damages and expenses, including reasonable attorneys' fees, resulting from, or in connection with, loss of life, bodily or personal injury or property damage arising, directly or indirectly, out of, or from, or on account of: (i) any accident or other occurrence in, upon, at or from the Landlord's Parcel or the Building, excluding the Premises, or occasioned in whole or in part through the use and occupancy of the Landlord's Parcel or the Building, excluding the Premises or any improvements therein or appurtenances thereto, including, without limitation, the negligence of Tenant (but excluding the gross negligence or willful misconduct of Tenant), or by any act or omission of Landlord, or Landlord's employees, agents, contractors or invitees in, upon, at or from the Landlord's Parcel or the Building, excluding the Premises; or (ii) any action of Tenant or Tenant's agents or employees which is taken in reliance upon any act, omission or statement of Landlord or Landlord's employees, agents or contractors.

ARTICLE X  Common Areas

     10.1. Landlord hereby grants to Tenant, its employees, invitees and permitted sublessees and assigns, during the Term, the nonexclusive right to use, in common with all others so entitled, the Common Areas for pedestrian and vehicular traffic. The Common Areas shall be subject to the exclusive control and management of Landlord and to such reasonable rules and regulations as Landlord may, from time to time, adopt and Landlord reserves the right to change the areas, locations and arrangement of parking areas and other Common Areas; to enter into, modify and terminate easements and other agreements pertaining to the maintenance and use of the parking areas and other Common Areas; to close any or all portions of the Common Areas to such extent and for such time as may, in the sole discretion of Landlord's counsel, be legally necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein; to close temporarily, if necessary, any part of the Common Areas in order to discourage noncustomer parking; and to make changes, additions, deletions, alterations or improvements in and to such Common Areas, including methods of ingress to and egress from such Common Areas, provided that there shall be no material obstruction of Tenant's right of ingress to or egress from the Premises, nor shall there be any change in the location of the primary entrances to the Building, or in the configuration of the interior Common Areas providing access and ingress and egress to and from the Premises, or in the configuration of the parking areas set aside for Tenant's use as provided in
Section 10.3. Landlord shall enforce any rules and regulations adopted in a nondiscriminatory manner.

     10.2. Subject to the express provisions and limitations of this Lease, Landlord shall operate, maintain and repair all Common Areas and all major Building components, including structural, mechanical, electrical and heating, ventilating and air conditioning systems, in a manner consistent with the standards of operation, maintenance and repair employed by Tenant during its occupancy under that certain lease agreement captioned "Lease" between Landlord and Tenant, dated June 1, 1995, as amended

     10.3. Tenant shall cause it and its employees to park only in the areas of the parking lot as provided and designated from time to time by Landlord for employee parking. Tenant shall have the exclusive right to use those spaces in the southeast parking lot numbered 1, 2, 3, 4, 5, 8, 9, 23, 24, 25, 26, 27, 28,
29, 40, 41, 42 and 43 and the handicapped space marked "Stone" (provided it is used only by a disabled employee) on Exhibit "B-3" for parking of its vehicles and those of its employees. Within ten (10) days after a request by Landlord, Tenant shall deliver to Landlord a list of Tenant's and its employees' automobiles, which such list shall set forth the description of and the license numbers assigned to such automobiles and their state of issue. Thereafter, Tenant shall promptly advise Landlord of any changes, additions or deletions in such list. If any automobile appearing on said list is parked in any area of the Landlord's Parcel other than the area designated by Landlord at any time after Landlord has given notice to Tenant that the same automobile has previously been parked in violation of this provision, then Tenant shall pay to Landlord the sum of Ten Dollars ($10) per day for each such automobile for each day (or part thereof) it is parked in violation of this provision. Tenant shall pay such sum to Landlord within ten (10) days after receipt of notice from Landlord. In addition to the foregoing, Tenant hereby authorizes Landlord in such event to attach violation stickers or notices to any of Tenant's automobiles, or automobiles belonging to Tenant's employees parked in violation of the foregoing covenant and to remove from the Landlord's Parcel at Tenant's cost and expense any such automobiles that are parked in parking spaces designated by Landlord as "Visitor" spaces or for the exclusive use of other tenants of the Building. Tenant hereby waives and releases Landlord and hereby indemnifies and holds Landlord harmless from all claims, liabilities, costs and expenses which may arise therefrom.

ARTICLE XI  Mechanic's Lien or Claims

     Tenant shall not permit to be created nor to remain undischarged any lien, encumbrance or charge arising out of any work of any contractor, mechanic, laborer or materialman which might be or become a lien or encumbrance or charge upon the Premises or Landlord's Parcel or the income therefrom and Tenant shall not suffer any other matter or thing whereby the estate, right and interest of Landlord in the Premises or in Landlord's Parcel might be impaired. Landlord's Parcel shall be subject to attachment. Tenant shall include in all contracts and subcontracts for work to be performed on Tenant's behalf at the Premises provisions wherein such contractor or subcontractor acknowledges that Landlord has no liability under such contracts and subcontracts and that such contractor or subcontractor waives, to the fullest extent permitted by law, any right it may have to lien or attach Landlord's Parcel. If any lien or notice of lien on account of an alleged debt of Tenant or any notice of contract by a party engaged by Tenant or Tenant's contractor to work in the Premises shall be filed against the Premises or Landlord's Parcel, Tenant shall, within twenty (20) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien or notice of lien to be discharged within the period provided, then Landlord, in addition to any other rights or remedies, may, but shall not be obligated to, discharge the same by either paying the amounts claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings; and in any such event, Landlord shall be entitled, if Landlord so elects, to defend any prosecution of an action for foreclosure of such lien by the lienor or to compel the prosecution of an action for foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount paid by Landlord and all costs and expenses, including attorneys' fees, incurred by Landlord in connection therewith shall be paid by Tenant to Landlord on demand. Nothing in this Lease shall be construed as in any way constituting a consent or request by Landlord, expressed or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific or general improvement, alteration or repair of or to the Premises or to any part thereof.

ARTICLE XII  Destruction and Restoration

     12.1. If the Premises or the Building shall be damaged to the extent of twenty- five percent (25%) or more of the cost of replacement thereof by any insured casualty, or damaged by any uninsured casualty, Landlord and Tenant each shall have the option to terminate this Lease to be exercised by notice to the other party given not more than three (3) months from the later to occur of the date of such damage or, if an insured loss, the date Landlord receives its final insurance adjustment. If neither party elects to rebuild, Landlord shall, at its expense, proceed to restore the Premises to substantially the state in which it existed prior to the Effective Date, except that Landlord shall not be obligated to restore any component that was demolished or replaced by Tenant. All repairs and restorations of the Premises not so included shall be performed by Tenant in conformance with Article VII and Exhibit "C". The parties shall promptly commence and diligently proceed with their restoration obligations hereunder.

     12.2. If the Premises shall be damaged to the extent of less than twenty-five percent (25%) of the cost of replacement by fire or other casualty covered by Landlord's All Risk Property coverage during the Term, except for the last year of this Lease, then Landlord shall, at its expense, proceed to restore the Premises to substantially the state in which it existed prior to the Effective Date, except that Landlord shall not be obligated to restore any component that was demolished or replaced by Tenant. All repairs and restorations of the Premises not so included shall be performed by Tenant in conformance with Article VII and Exhibit "C". The parties shall promptly commence and diligently proceed with their restoration obligations hereunder. If such an event occurs during the last year of this Lease, then Landlord shall have the option to rebuild or terminate this Lease to be exercised by notice to Tenant given not more than thirty (30) days from the later to occur of the date of such damage or the date Landlord receives its final insurance adjustment.

     12.3. In the event of total destruction of the Premises, Tenant's rent shall completely abate from the date of such destruction. If Landlord elects to rebuild as aforesaid, Tenant's rent shall completely abate from the date of such destruction until thirty (30) days after the date when Landlord notifies Tenant that Landlord's work in the Premises is complete, or upon the date when Tenant completes its restoration of the Premises, whichever event shall first occur. In the event of a partial destruction or damage whereby Tenant shall be deprived of the occupancy and use of only a portion of the Premises, then Minimum Rent shall be equitably apportioned according to the Floor Area of the Premises which is unusable by Tenant, until such time as the Premises are repaired or restored as provided herein.

     12.4. Each party hereto ("Releasing Party") hereby releases the other ("Released Party") from any liability which the Released Party would, but for this Section 12.4, have had to the Releasing Party arising out of or in connection with any accident or occurrence or casualty (a) which is or would be covered by an All Risk Property coverage policy, including Sprinkler Leakage Legal Liability coverage policy, in the state in which the Premises is located regardless of whether or not such coverage is being carried by the Releasing Party, and (b) to the extent of recovery under any other casualty or property damage insurance being carried by the Releasing Party at the time of such accident or occurrence or casualty, which accident or occurrence or casualty may have resulted in whole or in part from any act or neglect of the Released Party, its officers, agents or employees; provided, however, the release hereinabove set forth shall become inoperative and null and void if the Releasing Party contracts for the insurance required to be carried under the terms of this Lease with an insurance company which (a) takes the position that the existence of such release vitiates or would adversely affect any policy so insuring the Releasing Party in a substantial manner and notice thereof is given to the Released Party, or (b) requires the payment of a higher premium by reason of the existence of such release, unless in the latter case the Released Party, within ten (10) days after notice thereof from the Releasing Party, pays such increase in premium.

ARTICLE XIII  Property in Premises

     13.1. All leasehold improvements done by or on behalf of Tenant, including the items constructed or installed by Tenant (but excluding Tenant's furnishings, fixtures, equipment and other personal property), shall when installed attach to the fee and become and remain the property of Landlord. Such property shall not be removed unless replaced with like property. Tenant shall not seek or pursue so-called "industrial revenue bond" financing with respect to the Premises without the consent of Landlord, which consent shall be given or withheld in Landlord's sole discretion.

     13.2. Tenant shall pay before delinquency any and all taxes assessed against Tenant's fixtures, furnishings, leasehold improvements, equipment and stock-in- trade placed in or on the Premises. Any such taxes included in Landlord's tax bills and paid by Landlord shall be due and payable within ten
(10) days after billings therefor are rendered to Tenant.

ARTICLE XIV  Access to Premises

     Tenant shall permit Landlord or Landlord's agents to inspect or examine the Premises at any reasonable time and during the last Lease Year of the Term to show the Premises to prospective tenants. Tenant shall permit Landlord to make such repairs, alterations, improvements or additions in the Premises or to the building of which the Premises is a part, that Landlord may deem desirable or necessary or which Tenant has covenanted herein to do and has failed so to do after notice from Landlord, without the same being construed as an eviction of Tenant in whole or in part and Minimum Rent and all items of additional rent shall in no manner abate while such repairs, alterations, improvements or additions are being made by reason of loss or interruption of the business of Tenant because of the prosecution of such work.

ARTICLE XV  Surrender of Premises

     15.1. Tenant shall deliver and surrender to Landlord possession of the Premises upon expiration of this Lease, or its earlier termination as herein provided, broom clean, and in good condition and repair, ordinary wear and tear and damage by fire or the elements beyond Tenant's control excepted.

     15.2. Tenant shall remove all property of Tenant, repair all damage to the Premises caused by such removal and restore the Premises to the condition in which they were prior to the installation of the articles so removed. Any property not so removed at the expiration of the Term shall be deemed to have been abandoned by Tenant, and may be retained or disposed of by Landlord, as Landlord shall desire.

ARTICLE XVI  Utilities

     16.1. Landlord shall contract and pay for all utility services rendered or furnished to the Premises, including heat, air-conditioning, water, gas, electricity, fire protection, sewer rental, sewage treatment facilities and the like, together with all taxes levied or other charges on such utilities. Landlord may, with reasonable prior notice to Tenant, or without notice in the case of an emergency, cut off and discontinue gas, water, electricity and any or all other utilities whenever such discontinuance is necessary in order to make repairs or alterations. Landlord shall use commercially reasonable efforts to minimize any discontinuance of service. No such action by Landlord shall be construed as an eviction or disturbance of possession or as an election by Landlord to terminate this Lease, nor shall Landlord be in any way responsible or liable under such action. Notwithstanding the foregoing, if an interruption or suspension of, or fluctuation in, any utility service shall render the Premises untenantable for a period of forty-eight (48) consecutive hours the Minimum Rent hereunder shall be abated until such utility service is resumed.

     16.2. Tenant shall cooperate with Landlord's reasonable directives to reduce energy consumption. In the event any governmental authority shall order mandatory energy conservation then Tenant shall comply with such requirements. Tenant's compliance with such requirements shall not entitle Tenant to any abatement of rent or damages for any injury or inconvenience occasioned thereby, nor shall it be construed as an eviction or disturbance of possession.

ARTICLE XVII  Assignment and Subletting

     17.1. Except as provided below, Tenant shall not assign this Lease nor sublet the Premises in whole or in part without the Landlord's prior written consent. The transfer or transfers aggregating fifty percent (50%) or more of the capital stock of Tenant (if Tenant is a non-public corporation) or the partnership or other ownership interests of Tenant (if Tenant is a partnership, joint venture, limited liability company or proprietorship) shall be deemed an assignment of this Lease within the meaning of this Article. Notwithstanding the provisions of this Article XVII to the contrary, Tenant may (i) assign this Lease or sublet all or any portion of the Premises to any entity in which a majority of the economic interests are owned, directly or indirectly, by any one or more of Simon Property Group, Inc., Simon Property Group, L.P., Melvin Simon & Associates, Inc., Melvin Simon, Herbert Simon or David Simon or any successor by merger to Simon Property Group, Inc. or Simon Property Group, L.P. (collectively or separately being referred to herein as "Tenant's Affiliate"), or (ii) sublet up to fifty percent (50%) of the leasable area within the Premises to one or more proposed sublessees at any time during the Term hereof or any renewal period without Landlord's prior written consent, provide that notwithstanding any such subletting as provided in (ii) above, Tenant shall remain primarily liable for the performance of all of Tenant's obligations under this Lease. Tenant shall in no event be relieved of any liability under the Lease as a result of any such assignment or subletting.

     17.2. Other than an assignment or subletting that does not require Landlord's approval pursuant to Section 7.1 hereof, Tenant may assign this Lease or sublet more than fifty percent (50%) of the Premises at any time during the Term hereof (as the same may be extended) only after Landlord's prior written approval, which shall not be reasonably withheld, delayed or conditioned and shall be granted if Tenant notifies Landlord of the proposed assignment or subletting, setting forth in such notification the basic terms and conditions (including any tenant inducements) applicable to such assignment or sublease, and the following conditions are met:

          (a) The proposed assignee or sublessee intends to use the Premises only for uses and purposes compatible with those of then existing occupants of the Building; and

          (b) Tenant shall in no event be relieved of any liability under the Lease as a result of any such assignment or subletting; provided, however, if Tenant proposes an assignment of all its rights and interest under the Lease and Tenant requests to be relieved of such liability the proposed assignee or any proposed guarantor of all obligations of such proposed assignee shall possess the necessary financial resources (as may be reasonably determined by the Landlord), including without limitation, a net worth of not less than Ten Million Dollars ($10,000,000), to perform all of Tenant's obligations under this Lease, in which event Tenant shall be relieved of liability hereunder accruing from and after the date of such assignment provided assignee deliveries the written instrument described in
     Section 17.3 below.

     17.3. In the event of any such assignment in which Tenant is relieved of liability hereunder, the assignee shall agree, in writing, to assume and be bound by all the terms, covenants and conditions of this Lease accruing from and after the date of such assignment.

     17.4. If Tenant notifies Landlord of Tenant's intention to assign this Lease or sublet the Premises at any time during the Term hereof (as the same may be extended) and Landlord's approval is required pursuant to Section 17.2 hereof, Landlord shall have the option to recapture all of the Premises covered by this Lease in the case of an assignment or the portion of the Premises covered by the proposed sublease, in the case of any sublease. Landlord may exercise said option by giving Tenant written notice thereof within twenty (20) days after receipt by Landlord of Tenant's notice of proposed assignment or sublease. In the event Landlord exercises said option, Tenant shall surrender possession of the proposed recaptured space to Landlord on the proposed effective date of the assignment or sublease or such other date as Landlord and Tenant shall mutually agree (the "Proposed Commencement Date") and neither party hereto shall have any further rights or liabilities to the other with respect to the recaptured space accruing or occurring from and after the Proposed Commencement Date. In the event Landlord recaptures less than the entire Premises, effective as of the Proposed Commencement Date, the Minimum Rent (using the applicable amounts for Office Space and/or Storage Space) shall be reduced in the same proportion as the number of square feet of Floor Area contained in the Premises prior to such exclusion, and Landlord and Tenant shall sign a modification agreement of this Lease reflecting such changes. If Landlord exercises its recapture right, it shall be solely responsible for the payment of any tenant inducements (including, without limitation, any leasing commissions) payable with respect to such assignment or sublease.

ARTICLE XVIII  Eminent Domain

     18.1. In the event the Premises or any part thereof shall be permanently taken or condemned or transferred by agreement in lieu of condemnation for any public or quasi-public use or purpose by any competent authority, whether or not this Lease shall be terminated, the entire compensation award therefor, both leasehold and reversion, shall belong to Landlord without any deduction therefrom for any present or future estate of Tenant and Tenant hereby assigns to Landlord all its right, title and interest to any such award. Tenant shall execute all documents required to evidence such result. Tenant shall, however, be entitled to claim, prove and receive in such condemnation proceedings such award as may be allowed for trade fixtures and other equipment installed by it, but only if or to the extent such award shall be in addition to the award for the land and the building and other improvements (or portions thereof) containing the Premises and only if or to the extent such award does not diminish any award to Landlord.

     18.2. If more than twenty-five percent (25%) of the Premises or the Building shall be taken, condemned or transferred as aforesaid, Landlord and Tenant each shall have the option to terminate this Lease to be exercised by notice to the other party given not more than three (3) months from the later to occur of the date of taking, condemnation or transfer. If neither party elects to rebuild, Landlord shall, at its expense, proceed to restore the remainder of the Premises to substantially the state in which it existed prior to the Effective Date, except that Landlord shall not be obligated to restore any component that was demolished or replaced by Tenant. All repairs and restorations of the Premises not so included shall be performed by Tenant in conformance with Article VII and Exhibit "C". The parties shall promptly commence and diligently proceed with their restoration obligations hereunder.

     18.3. If less than twenty-five percent (25%) of the Building or the Premises shall be taken, condemned or transferred as aforesaid, except for the last year of this Lease, then Landlord shall, at its expense, proceed to restore the Premises to substantially the state in which it existed prior to the Effective Date, except that Landlord shall not be obligated to restore any component that was demolished or replaced by Tenant. All repairs and restorations of the Premises not so included shall be performed by Tenant in conformance with Article VII and Exhibit "C". The parties shall promptly commence and diligently proceed with their restoration obligations hereunder. If such an event occurs during the last year of this Lease, then Landlord shall have the option to rebuild or terminate this Lease to be exercised by notice to Tenant given not more than three (3) months from the date of such taking, condemnation or transfer.

ARTICLE XIX  Default by Tenant

     19.1. Tenant expressly agrees as follows:

          19.1.1. In the event of any failure of Tenant to pay any installment of Minimum Rent or additional rent or any other payment required to be made by Tenant within ten (10) days after it is due hereunder, or if this Lease or any portion of Tenant's interest hereunder be assigned or the Premises or any portion thereof be sublet, either voluntarily or by operation of law, except as herein provided, or if Tenant defaults in performing any of the other terms, conditions or covenants of this Lease to be observed or performed by Tenant for more than thirty (30) days after notice of such other default shall have been given to Tenant [or if the default is of such nature as cannot be cured within such thirty (30) day period, such additional times (not to exceed ninety (90) days) as shall be reasonably required so long as Tenant commences to cure such default within said thirty
                    (30) day period and diligently and in good faith pursues the same to completion], or if Tenant's interest in this Lease shall be taken under any writ of execution, then, and in any one or more of such events (herein sometimes referred to as an "Event of Default"), Landlord shall have the immediate right to reenter the Premises, either by summary proceedings, by force or otherwise, and to dispossess Tenant and all other occupants therefrom and remove and dispose of all property therein or, at Landlord's election, to store such property in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, all without service of any notice of intention to reenter and with or without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Upon the occurrence of any such Event of Default, Landlord shall also have the right, at its option, in addition to and not in limitation of any other right or remedy, to terminate this Lease by giving Tenant notice of cancellation and upon mailing of said notice, this Lease and the Term shall end and expire as fully and completely as if the date of said notice were the date herein definitely fixed for the end and expiration of this Lease and the Term and thereupon, unless Landlord shall have theretofore elected to reenter the Premises, Landlord shall have the immediate right of reentry, in the manner aforesaid, and Tenant and all other occupants shall quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided; provided, however, that if Tenant shall default (i) in the timely payment of any Minimum Rent or any item of additional rent payable hereunder and any such default shall continue or be repeated for two (2) consecutive months, or for a total of four (4) months in any period of twelve (12) months, or (ii) in the performance of any other covenants of this Lease more than six (6) times, in the aggregate, in any period of twelve (12) months, then, notwithstanding that such defaults shall have been cured within the period after notice as above provided, any further similar default shall be deemed to be deliberate and Landlord thereafter may serve said notice of cancellation without affording to Tenant an opportunity to cure such further default.

          19.1.2. If by reason of the occurrence of any such Event of Default, the Term shall end before the date therefore originally fixed herein, or Landlord shall reenter the Premises, or Tenant shall be ejected, dispossessed, or removed therefrom by summary proceedings or in any other manner, Landlord at any time thereafter may relet the Premises, or any part or parts thereof, either in the name of Landlord or as agent for Tenant, for a term or terms which, at Landlord's option, may be less than or exceed the period of the remainder of the Term or which otherwise would have constituted the balance of the Term and grant concessions or free rent. Landlord shall receive the rents from such reletting and shall apply the same, first, to the payment of any indebtedness other than Minimum Rent or any item of additional rent due hereunder from Tenant to Landlord; second, to the payment of such third party expenses as Landlord may have incurred in connection with reentering, ejecting, removing, dispossessing, reletting, altering, repairing, redecorating, subdividing, or otherwise preparing the Premises for reletting, including brokerage and attorneys' fees; and the residue, if any, Landlord shall apply to the fulfillment of the terms, conditions and covenants of Tenant hereunder and Tenant hereby waives all claims to the surplus, if any. Tenant shall be liable for and shall pay Landlord any deficiency between the Minimum Rent and all items of additional rent reserved herein and the net avails as aforesaid, of reletting, if any, for each month of the period which otherwise would have constituted the balance of the Term. Tenant shall pay such deficiency on an accelerated basis as provided under Section 19.1.4 below (including the discount provided therein) or, at Landlord's sole option, in monthly installments on the rent days specified in this Lease, and any suit or proceeding brought to collect the deficiency for any month, either during the Term or after any termination thereof, shall not prejudice or preclude in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar suit or proceeding. Landlord shall in no event be liable in any way whatsoever for the failure to relet the Premises or, in the event of such reletting, for failure to collect the rents reserved thereunder. Landlord is hereby authorized and empowered to make such repairs, alterations, decorations, subdivisions or other preparations for the reletting of the Premises as Landlord shall deem fit, advisable and necessary, without in any way releasing Tenant from any liability hereunder, as aforesaid.

          19.1.3. No such reentry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless notice of such intention be given to Tenant or unless the termination thereof shall result as a matter of law or be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

          19.1.4. In the event this Lease is terminated pursuant to the provisions of 19.1, or terminates pursuant to the provisions of Section 19.2 hereof, Landlord may recover from Tenant all damages it may sustain by reason of Tenant's default, including the third party cost of recovering the Premises and attorneys' fees, and, upon so electing and in lieu of the damages that may be recoverable under subsection (b) above, Landlord shall be entitled to recover from Tenant, as and for Landlord's damages, an amount equal to the difference between the Minimum Rent and all items of additional rents reserved hereunder for the period which otherwise would have constituted the balance of Term and the then present rental value of the Premises for such period, both discounted in accordance with accepted financial practice to the then present worth, at the average rate established and announced for United States Treasury Bills, with a maturity of thirteen (13) weeks at the four
                    (4) weekly auctions held immediately prior to the date of such termination [the four (4) week average bill rate], all of which shall immediately be due and payable by Tenant to Landlord. In determining the rental value of the Premises, the rental realized by any reletting, if such reletting be accomplished by Landlord within a reasonable time after the termination of this Lease, shall be deemed prima facie to be the rental value, but if Landlord shall not undertake to relet or having undertaken to relet, has not accomplished reletting, then it will be conclusively presumed that the Minimum Rent and all items of additional rent reserved under this Lease represent the rental value of the Premises for the purposes hereof (in which event Landlord may recover from Tenant, the full total of all Minimum Rent and all items of additional rent due hereunder, discounted to present value as hereinbefore provided). Landlord shall be obliged, however, to account to Tenant for the Minimum Rent and additional rents received from persons using or occupying the Premises during the period representing that which would have constituted the balance of the Term, but only at the end of said period, and only if Tenant shall have paid to Landlord its damages as provided herein, and only to the extent of sums recovered from Tenant as Landlord's damages, Tenant waiving any claim to any surplus. Nothing herein contained, however, shall limit or prejudice the right of Landlord to prove and obtain as damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amounts referred to in Section
                    19.1.2 or Section 19.1.4.

          19.1.5. In the event Landlord commences any action or proceeding under this Lease, including, but not limited to, actions for recovery of Minimum Rent and items of additional rent and actions for recovery of possession, Tenant shall not interpose any counterclaim of any nature or description in any such action or proceeding (other than a compulsory counterclaim under Ohio Rule of Civil Procedure 13 or any comparable rule of civil procedure). The foregoing, however, shall not be construed as a waiver of Tenant's right to assert such claim in a separate action or proceeding instituted by Tenant.

          19.1.6. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws, in the event Tenant shall be evicted or dispossessed from the Premises for any cause, or Landlord reenters the Premises following the occurrence of any Event of Default hereunder, or this Lease is terminated before the expiration date thereof originally fixed herein.

          19.1.7. No waiver of any covenant or condition or of the breach of any covenant or condition of this Lease shall be taken to constitute a waiver of any subsequent breach of such covenant or condition nor to justify or authorize the nonobservance on any other occasion of the same or of any other covenant or condition hereof, nor shall the acceptance of Minimum Rent or any item of additional rent by Landlord at any time when Tenant is in default under any covenant or condition hereof, be construed as a waiver of such default or of Landlord's right to terminate this Lease on account of such default, nor shall any waiver or indulgence granted by Landlord to Tenant be taken as an estoppel against Landlord, it being expressly understood that if at any time Tenant shall be in default in any of its covenants or conditions hereunder, an acceptance by Landlord of Minimum Rent or any item of additional rent during the continuance of such default or the failure on the part of Landlord promptly to avail itself of such other rights or remedies as Landlord may have, shall not be construed as a waiver of such default, but Landlord may at any time thereafter, if such default continues, terminate this Lease on account of such default in the manner herein provided.

          19.1.8. In the event of any breach or threatened breach by Tenant of any of the terms and provisions of this Lease, Landlord shall have the right to seek injunctive relief as if no other remedies were provided herein for such breach.

          19.1.9. The rights and remedies herein reserved by, or granted to, Landlord are distinct, separate and cumulative, and the exercise of any one of them shall not be deemed to preclude, waive or prejudice Landlord's right to exercise any or all others.

          19.1.10. If an Event of Default shall occur hereunder prior to the date fixed as the commencement of any renewal or extension of this Lease, whether by a renewal option herein contained or by a separate agreement, Landlord may, prior to the commence of the Renewal Term, cancel such option or agreement for renewal or extension of this Lease, upon two
                    (2) days' notice to Tenant.

          19.1.11. Wherever in this Lease Landlord has reserved or is granted the right of "reentry" into the Premises, the use of such word is not intended, nor shall it be construed, to be limited to its technical legal meaning.

          19.1.12. In addition to any other remedies Landlord may have at law or in equity or under this Lease, Tenant shall pay upon demand all Landlord's third party costs, charges and expenses, including fees of counsel, agents and others retained by Landlord, incurred in connection with the recovery of sums due under this Lease, or because of the breach of any covenant under this Lease or for any other relief against Tenant.

          19.1.13. Any action, suit or proceeding relating to, arising out of or in connection with the terms, conditions and covenants of this Lease may be brought by Landlord against Tenant in the Court of Common Pleas of Mahoning County, Ohio. Tenant hereby waives any objection to jurisdiction or venue in any proceeding before said Court. Nothing contained herein shall affect the right of Landlord to bring any action, suit or proceeding against Tenant in the courts of any other jurisdictions.

     19.2. If at any time after the execution of this Lease, an order for relief is entered in any bankruptcy, insolvency or similar proceeding commenced by or against Tenant or any Surety of this Lease, or if Tenant or any Surety of this Lease becomes insolvent or is unable or admits in writing its inability to pay its debts as they become due, or makes an assignment for the benefit of creditors or petitions for or enters into an arrangement with its creditors or a custodian is appointed or takes possession of Tenant's or any such Surety's property, whether or not a judicial proceeding is instituted in connection with such arrangement or in connection with the appointment of such custodian, then Landlord, besides other rights or remedies it may have, shall have the immediate right to terminate this Lease or reenter without terminating this Lease and to dispossess Tenant and all other occupants therefrom and remove and dispose of all property therein or, at Landlord's election, to store such property in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, all without service of any notice of intention to reenter and with or without resort to legal process (which Tenant hereby expressly waives) and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. In any such event, Landlord may retain as partial damages, and not as a penalty, any prepaid rents and Landlord shall also be entitled to exercise such rights and remedies to recover from Tenant as damages such amounts as are specified in Section 19.1 hereof, unless any statute or rule of law governing the proceedings in which such damages are to be proved shall lawfully limit the amount of such claims capable of being so proved, in which case Landlord shall be entitled to recover, as and for liquidated damages, the maximum amount which may be allowed under any such statute or rule of law.

ARTICLE XX  Default by Landlord

     20.1. It shall be a default under and breach of this Lease if Landlord shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of thirty (30) days after notice thereof to Landlord from Tenant, or any period less than thirty (30) days if an emergency exists that poses an immediate threat to life or Tenant's property or would have a material adverse affect on Tenant's operations ("Tenant Emergency"); provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is not a Tenant Emergency and is of such nature that the same cannot reasonably be performed within such thirty (30) day period, such default shall be deemed to have been cured if Landlord commences such performance within said thirty (30) day period and thereafter diligently and continuously pursues and completes the same within ninety (90) days of Tenant's original notice. Upon the occurrence and during the continuance of any such default by Landlord, following Tenant's notice and the applicable cure period, Tenant may effect a cure on behalf of the Landlord and deduct the actual and reasonable costs of such cure from any Minimum Rent thereafter coming due from Tenant under the Lease. Upon request from Landlord, Tenant shall provide Landlord with satisfactory evidence detailing Tenant's actual costs of cure.

     20.2. If the holder of record of any mortgage(s) covering all or any portion of Landlord's Parcel shall have given prior notice to Tenant that it is the holder thereof and such notice includes the address at which notices to such mortgagee(s) are to be sent, then Tenant shall give to said holder notice simultaneously with any notice given to Landlord to correct any default of Landlord as hereinabove provided. The holder of record of such mortgage(s) shall have the right, but not the obligation, within thirty (30) days after receipt of said notice, to correct or remedy such default before Tenant may take any action under this Lease by reason of such default; provided, however, that if such default cannot by its nature be cured within said thirty (30) days, then Tenant shall not take any action under this Lease by reason of such default provided the correction or remedy of such default commences within said thirty (30) days and is diligently prosecuted thereafter. Any notice of default given Landlord shall be null and void unless simultaneous notice has been given to said mortgagee(s).

ARTICLE XXI  Estoppel Certificate, Attornment and Subordination

     21.1. Within ten (10) days after the request by Landlord, Tenant shall deliver to Landlord a written and acknowledged statement in favor of Landlord or any prospective purchaser or mortgagee of Landlord's Parcel or any other part thereof certifying (a) that Tenant is the tenant under this Lease; (b) that Landlord has completed construction of the Premises (or if Landlord has not completed construction of the Premises, then stating the construction items to be completed by Landlord); (c) that all contributions, if any, required by Landlord for improvements to the Premises have been paid in full to Tenant (or if such contributions, if any, have not been paid in full to Tenant, then stating the amount of contribution remaining to be paid to Tenant); (d) that Tenant has accepted possession of and, if true, now occupies the Premises; (e) the date on which the Term commenced, the date on which the Effective Date occurred and the date on which the Term expires; (f) that no defaults exist under this Lease on the part of Tenant, or, to the knowledge of Tenant, on the part of Landlord (or if defaults exist, then specifically stating such defaults); (g) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (h) that Tenant's interest under this Lease has not been assigned or encumbered, and the Premises have not been sublet (or if there have been assignments or encumbrances or the Premises have been sublet, then stating such assignments, encumbrances or subleases and providing copies of all documents relevant thereto); (i) the amount of Minimum Rent and all items of additional rent payable under this Lease and the dates to which any Minimum Rent and all items of additional rent payable under this Lease have been paid; (j) that Tenant is not entitled to any credit, offset or deduction against any Minimum Rent and any item of additional rent due under this Lease (or if Tenant is entitled to a credit, offset or deduction, then stating the amount of such credit, offset or deduction and the basis therefor); (k) that Tenant does not have any options or rights to renew or cancel this Lease (or if Tenant shall have options or rights to renew or cancel this Lease, then stating such options or rights); (l) that there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or any state thereof (or if there are actions pending against Tenant under bankruptcy or insolvency laws of the United States or any state thereof, then stating such actions); and (m) such other matters or information as Landlord may reasonably require, it being intended that any such statement delivered pursuant to this Article may be relied upon by Landlord or any prospective purchaser or mortgagee of Landlord's Parcel, any part thereof or any interest therein, direct or indirect.

     21.2. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease, whether this Lease is subordinate to said mortgage or said mortgage is subordinate to this Lease. In such event, the purchaser shall not be liable for any previous act or omission by Landlord under this Lease or bound by any previous prepayments of Minimum Rent or items of additional rent for a period greater than thirty (30) days.

     21.3. Tenant shall promptly execute and deliver such instrument that Landlord or the holder of any Superior Lease (as hereinafter defined) or Superior Mortgage (as hereinafter defined) requests to evidence that this Lease and all rights of Tenant hereunder are subject and subordinate in all respects to (a) all present and future ground leases of the Landlord's Parcel, or any portion thereof of which the Premises is a part and all renewals, modifications, replacements, supplements, substitutions and extensions thereof, hereinafter collectively referred to as "Superior Lease" and (b) all mortgages or other methods of financing which may now or hereafter encumber Landlord's interest in the Landlord's Parcel or any portion thereof of which the Premises is a part and all renewals, modifications, replacements, supplements, substitutions and extensions thereof and all advances made or to be made thereunder hereinafter collectively referred to as "Superior Mortgage". The foregoing provisions shall be self-operative and no further instrument of subordination shall be required. However, in confirmation of such subordination. Notwithstanding anything contained in Section 21.3 of the Lease to the contrary, Tenant's obligation to subordinate the Lease and its rights hereunder to the lien and rights of any Superior Mortgage or Superior Lease is subject to such mortgage holder or lessor agreeing, in writing, in form and content reasonably satisfactory to Tenant, not to disturb Tenant and its possession of the Premises so long as there is no uncured Event of Default by Tenant under the Lease. Landlord will obtain, within thirty (30) days after the date hereof, a nondisturbance agreement from the holder of any current Superior Mortgage, and the lessor under any current Superior Lease, the form or forms of which shall be furnished by Tenant and shall be reasonably satisfactory to the holder of any such Superior Mortgage or Superior Lease. Notwithstanding the foregoing provisions, Landlord's lender shall have the right to subordinate or cause to be subordinated the lien of any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against Landlord's Parcel, or any portion thereof of which the Premises is a part, or against any buildings hereafter placed upon Landlord's Parcel of which the Premises is a part, to this Lease, hereinafter referred to as "Subordinate Mortgage". In such event, this Lease shall not be subordinate to the lien of any other mortgage or mortgages, or the lien resulting from any other method of financing or refinancing so long as said Subordinate Mortgage is a lien.

     21.4. This Lease shall not be recorded without the prior consent of Landlord and if Tenant records this Lease without Landlord's consent, then Tenant shall be deemed in default of this Lease. Upon the request of Landlord, Tenant shall execute a short form of this Lease which may be recorded in Landlord's sole discretion.

ARTICLE XXII  Holding Over

     If Tenant or any party claiming under Tenant shall remain in possession of all or any part of the Premises after the expiration of the Term, no tenancy or interest in the Premises shall result therefrom but such holding over shall be an unlawful detainer and all such parties shall be subject to immediate eviction and removal, and Tenant shall pay upon demand to Landlord during any period which Tenant shall hold the Premises after the Term has expired, as rent for said period, a sum equal to all items of additional rent provided for in this Lease plus an amount computed at the rate of one hundred fifty percent (150%) of the Minimum Rent for such period.

ARTICLE XXIII  Quiet Enjoyment

     Landlord agrees that if Tenant pays the Minimum Rent and all items of additional rent herein provided and shall perform all of the covenants and agreements herein stipulated to be performed on Tenant's part, Tenant shall, at all times during said term, have the peaceable and quiet enjoyment and possession of the Premises, subject to the terms, conditions and covenants of this Lease and any mortgages or ground leases superior to this Lease, without any manner of hindrance from Landlord or any persons lawfully claiming through Landlord.

ARTICLE XXIV  Reimbursement

     All terms, covenants and conditions herein contained, to be performed by Tenant, shall be performed at its sole cost and expense. If Landlord shall pay any sum of money or do any act which requires the payment of money, by reason of the failure, neglect or refusal of Tenant to perform such term, covenant or condition, the sum of money so paid by Landlord shall be payable by Tenant to Landlord with the next succeeding installment of rent. If Tenant shall fail to pay Landlord any sums when due under this Lease or if Landlord shall pay any sum of money or do any act which requires the payment of money as aforesaid, such sums shall bear interest from the due date or from the respective dates of Landlord's making of the payment, as the case may be, at the lesser of (a) the interest rate reported publicly by the Wall Street Journal in its "Money Rates" column from time to time as its prime or base rate plus two percent (2%), or (b) the maximum rate permitted by law. All sums payable by Tenant to Landlord under this Lease shall be paid in legal tender of the United States of America without any prior demand or notice therefor and without any deduction or setoff whatsoever and shall be payable at the place designated for the delivery of notices to Landlord at the time of payment unless otherwise designated by Landlord.

ARTICLE XXV  Changes and Additions to Landlord's Parcel

     25.1. Subject to the express limitations set forth in this Lease (which shall be applicable to all of the rights and limitations set forth in this
Article XXV), Landlord shall have the exclusive right to use all or any part of the roof over the Premises and exterior walls of the Premises for any purpose; to erect in connection with the construction thereof, temporary scaffolds and other aids to construction on the exterior of the Premises, provided that access to the Premises shall not be denied; and to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Premises and serving other parts of Landlord's Parcel in locations which will not materially interfere with Tenant's use thereof. In addition to the foregoing, Landlord may make any use it desires of the side and rear walls of the Premises, provided that there shall be no encroachment upon the interior of the Premises. Landlord hereby reserves the right at any time to make alterations or additions to, and to build additional stories on, the building in which the Premises are contained and to build adjoining the same. Landlord also reserves the right to construct other buildings or improvements in Landlord's Parcel from time to time and to make alterations thereof or additions thereto and to build additional stories on such building or buildings and to construct deck or elevated parking facilities in Landlord's Parcel and to change the methods of ingress to and egress from the Building and the Premises and to incorporate additional land into Landlord's Parcel and build thereon.

     25.2. In the event Landlord exercises any rights reserved under this Article or granted by any other provisions of this Lease and makes any use of, or alterations, modifications, improvements or additions to, Landlord's Parcel or the Premises, Landlord shall in no way be responsible or liable for any effect on Tenant's business of any nature whatsoever, either during or after such use, alterations, modifications, improvements or additions.

ARTICLE XXVI  Notices

     Any notice, request, demand, approval, consent or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by nationally-recognized courier service (e.g., Federal Express, Airborne Courier, DHL or U.S. Postal Service Express
Mail) or United States mail (registered or certified, with return receipt requested) addressed to the Notice Address, or to the Premises if such communication is to Tenant, or to such other Notice Address as either party shall have designated by notice to the other. Any such notice, request, demand, approval, consent or other communication so sent and addressed shall be deemed to have been given when delivered in person or by courier service, upon sending of a telecopy (as evidenced by electronic confirmation), or three (3) Business Days after deposit in the United States mail (registered or certified, return receipt requested).

ARTICLE XXVII  Brokerage

     Tenant covenants, warrants and represents to Landlord that there was no broker instrumental in consummating this Lease and that no conversation or prior negotiations were had by Tenant with any broker concerning the renting of the Premises. Tenant shall protect, indemnify, save and hold harmless Landlord against and from all liabilities, claims, losses, costs, damages and expenses, including attorneys' fees, arising out of, resulting from or in connection with a breach of the foregoing covenants, warranties and representations.

ARTICLE XXVIII  General Provisions

     28.1. "Landlord", so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner (or tenant of the ground or underlying lease of which this Lease is a sublease) for the time being of Landlord's Parcel. If Landlord's Parcel, or the ground or underlying lease, be sold or transferred, the seller (or assignor of the ground or underlying lease of which this Lease is a sublease) shall be automatically and entirely released of all covenants and obligations under this Lease arising from and after the date of such conveyance or transfer, provided the purchaser of such sale (or the subtenant or assignee of the ground or underlying lease as aforesaid) has assumed and agreed to carry out all covenants and obligations of Landlord hereunder from and after the date thereof, it being intended hereby that the covenants and obligations contained in this Lease to be performed on the part of Landlord shall be binding upon Landlord, its successors and assigns, only during their respective successive periods of ownership. The covenants and undertakings herein made and entered into by Landlord are solely for the purpose of binding Landlord to the extent specifically of Landlord's interest in Landlord's Parcel only, and it is expressly agreed by Landlord and Tenant and by all persons claiming by, through or under Tenant that no personal liability is assumed by or shall at any time arise or be asserted or enforced against Landlord, or against any general or limited partner of Landlord, or any of their respective agents, employees, officers, partners, successors or assigns, on account of this Lease or on account of the covenants herein contained, either express or implied, all such liability, if any, being expressly waived and released by Tenant and by any persons claiming by, through or under Tenant, and that recourse hereunder, if any, by Tenant, its successors or assigns, shall be limited specifically and exclusively to Landlord's interest in Landlord's Parcel.

     28.2. Tenant's obligations with respect to (a) the payment of Minimum Rent and all items of additional rent; (b) any provisions of this Lease with respect to indemnities given to Landlord, including, without limitation, the provisions of Section 9.3; and (c) the removal of all property of Tenant and the repair of all damage to the Premises caused by such removal at the expiration or termination of this Lease, shall survive the expiration or termination of this Lease.

     28.3. If any term or provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

     28.4. Except as herein otherwise expressly provided, the terms and provisions hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns, respectively, of Landlord and Tenant. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have given consent to a particular assignment.

     28.5. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between Landlord and Tenant, it being expressly understood and agreed that neither the computation of rent nor any other provisions contained in this Lease nor any act or acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

     28.6. The titles of the articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this instrument.

     28.7. As used in this indenture of Lease and when required by the context, each number (singular or plural) shall include all numbers, and each gender shall include all genders; and, unless the context otherwise requires, the word "person" shall include "corporation, firm or association".

ARTICLE XXIX  Warranty and Authority

     Tenant hereby represents and warrants that (a) there are no proceedings pending or so far as Tenant knows threatened before any court or administrative agency that would materially adversely affect the financial condition of Tenant, the ability of Tenant to enter into this Lease or the validity or enforceability of this Lease; (b) there is no provision of any existing mortgage, indenture, contract or agreement binding on Tenant which would conflict with or in any way prevent the execution, delivery or performance of the terms of this Lease; and
(c) there has been no material adverse change in the financial condition of Tenant since the date of Tenant's most recently published financial statement and to the knowledge of Tenant, no such material adverse changes are pending or threatened. Tenant acknowledges that Landlord is executing this Lease in reliance upon the foregoing representation and warranty and that such representation and warranty is a material element of the consideration inducing Landlord to enter into and execute this Lease. This Lease has been authorized and approved by all necessary partnership action and by the Board of Directors of the managing general partners of Tenant at a duly held meeting of the Board of Directors (or pursuant to a valid unanimous vote of the Board of Directors) and copies of the applicable partnership actions and the resolutions of such Board of Directors approving this Lease shall be certified and delivered to Landlord within five (5) days after request.

ARTICLE XXX  Master Lease Termination Agreement

     30.1. The effectiveness of this Lease is expressly conditioned upon the execution and delivery of an agreement between Landlord and Tenant terminating that certain lease dated as of June 1, 1995 under which Landlord hired, leased and let unto Tenant the Building, as the same may have been amended from time to time (the "Master Lease Termination Agreement"). If the Master Lease Termination Agreement has not been executed and delivered as of the Effective Date, this Lease shall have no force or effect.

     30.2. Tenant shall comply with all obligations under the Master Lease Termination Agreement and a default thereunder shall be an Event of Default hereunder.

ARTICLE XXXI  Complete Agreement

     This writing contains the entire agreement between the parties hereto, and no agent, representative, salesman or officer of Landlord hereto has authority to make, or has made, any statement, agreement or representation, either oral or written, in connection herewith, modifying, adding or changing the terms and conditions herein set forth. FURTHER, TENANT ACKNOWLEDGES AND AGREES THAT NEITHER LANDLORD NOR ANY AGENT OR REPRESENTATIVE OF LANDLORD, INCLUDING ANY LEASING AGENT ACTING ON BEHALF OF LANDLORD, HAS MADE, AND TENANT HAS NOT RELIED UPON, ANY REPRESENTATIONS OR ASSURANCES. No modification of this Lease shall be binding unless such modification shall be in writing and signed by the parties hereto. Tenant hereby further recognizes and agrees that the submission of this Lease for examination by Tenant does not constitute an offer or an option to lease the Premises, nor is it intended as a reservation of the Premises for the benefit of Tenant, nor shall this Lease have any force or validity until and unless a copy of it is returned to Tenant duly executed by Landlord.



                             SIGNATURE PAGES FOLLOW

     IN TESTIMONY WHEREOF, Landlord and Tenant have caused this Lease to be signed as of the Effective Date.

Signed in the presence of:               LANDLORD

                                         7655 CORPORATION, an Ohio corporation


                                         By
-------------------------------            -----------------------------------
                                         Name:
                                               -------------------------------
                                         Title:
-------------------------------                -------------------------------



                                         TENANT

                                         SIMON PROPERTY GROUP, L.P.,
                                            a Delaware limited partnership

                                         BY Simon Property Group, Inc.,
                                            a Delaware corporation,
                                            Managing General Partner


                                         By
-------------------------------            -----------------------------------
                                         Name:
                                               -------------------------------
                                         Title:
-------------------------------                -------------------------------

STATE OF OHIO       )
                    )
COUNTY OF MAHONING  )SS.

     Personally appeared before me, the undersigned, a Notary Public in and for said County and State, _______________________ and _______________________,
known to me to be the __________________ and, _________________________,
respectively, of 7655 Corporation, who acknowledged that they did sign and seal the foregoing instrument for, and on behalf of said Corporation, being thereunto duly authorized by its Board of Directors and that the same is their free act and deed as such officers and the free act and deed of said Corporation.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at Youngstown, Ohio, this ________ day of _____________________________, 19_______.

                                         _________________________________
                                         Notary Public



STATE OF INDIANA    )
                    )
COUNTY OF MARION    )SS.

     Personally appeared before me, the undersigned, a Notary Public in and for said County and State, ________________________________________________________,
personally known by me or has produced ___________________________________ as identification and has proved to my satisfaction to be the person described in and who executed the foregoing instrument as of _______________________________, who acknowledged that he did sign and seal the foregoing instrument for, and on behalf of said Corporation, in its capacity as General Partner of said Limited Partnership, being thereunto duly authorized by its Board of Directors, and that the same is his free act and deed as such officer and the free act and deed of said Corporation and said Limited Partnership.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at ___________________________, ___________________________, this ________ day of
_____________________________, 19_______.


                                         __________________________________
                                         Notary Public